EXHIBIT 99

FOR IMMEDIATE RELEASE                               CONTACT:
                                                    Dennis E. Nixon
                                                    Chairman & CEO
                                                    International Bancshares
                                                    Corporation
                                                    956/726-7611

                                                    Debby S. Dudley
                                                    PR Coordinator
                                                    214/535-9212 cellular


                      INTERNATIONAL BANK OF COMMERCE (IBC) GAINS
                            FINAL APPROVAL TO ENTER HOUSTON

LAREDO, TX. (November 6, 1997).....Having received final regulatory approvals,
International Bank of Commerce (IBC) today completed the purchase of University Bank in Houston, finalizing IBC's strategically planned entry into the Houston market, announced Dennis E. Nixon, Chairman and CEO of International Bancshares Corporation.

With headquarters at 5615 Kirby Drive, University Bank's five citywide branches completed operations Wednesday, November 5, 1997, as University Bank, and opened Thursday, morning, November 6, 1997, as fully operating branches of IBC.

Recognizing the important role local leadership plays in each IBC market, Dennis
E. Nixon has announced the hiring of local banker Jay Rogers as president of IBC-Houston to oversee and direct activities of the five citywide branch offices. Rogers comes to IBC with over 20 years of commercial lending experience, most recently with Compass Bank-Houston where he managed over $250 million in assets.

"The Houston market is a critical link to IBC's continued growth. We are confident that Jay Rogers' proven success will continue as he and his Houston team establish IBC as a major player in this dynamic metroplex," said Dennis E. Nixon. "Jay understands that as a Texas-owned and operated financial institution managed by local experts, IBC is able to do more by delivering fast turnaround on loan decisions, and by extending the highly personal service that Texans value."

IBC's first five Houston branches lay the foundation for a regional hub to manage its growing chain of branches in the Texas Upper Gulf Coast. Earlier this year, IBC acquired five branches from Bank of America in communities south of Houston, specifically Rosenberg, Lake Jackson, Angleton, Freeport, and Texas City. The University Bank acquisition extends IBC's presence to over 75 locations in 24 Texas communities.

International Bancshares Corporation is a $4 billion multi-bank holding company headquartered in Laredo, Texas, with facilities in San Antonio, McAllen, Brownsville, Zapata, throughout the Rio Grande Valley, Corpus Christi, Bay City, Port Lavaca, and the upper gulf coast.